Exhibit 10.1

Execution Version

REDEMPTION AGREEMENT

October 6, 2009

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8.5	Action to be Taken by Affiliates	20
8.6	Entire Agreement	20
8.7	Succession and Assignment	20
8.8	Counterparts, Facsimile Signatures	21
8.9	Headings	21
8.10	Notice	21
8.11	Governing Law	22
8.12	Amendments and Waivers	22
8.13	Severability	22
8.14	Expenses	22
8.15	Specific Performance	23
8.16	Submission to Jurisdiction	23
8.17	WAIVER OF JURY TRIAL	23
8.18	Construction	23
8.19	Incorporation of Exhibits, Schedule and Certificates	24

Exhibits and Schedules

Exhibit A – Form of Note
Exhibit B – Form of Third Amended and Restated Limited Partnership Agreement of Westfield LP
Exhibit C – Press Release
Exhibit D – Form of Release of BPFH LLC
Exhibit E – Form of Promissory Note for Messrs. Muggia and Strobeck

Schedule I – Wire Instructions
Schedule II – Post-Closing Operating Covenants
Schedule III – Distributions and Allocations with Respect to Pre-Closing Periods
Schedule IV – Post-Closing Cooperation

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REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”), dated the 6th day of October, 2009, is entered into by and among Boston Private Financial Holdings, Inc., a Massachusetts corporation (“BPFH”), BPFH Manager, L.L.C., a Delaware limited liability company (“BPFH LLC”), Westfield Capital Management Company, L.P., a Delaware limited partnership (“Westfield LP”), and WMS General Partner LLC, a Delaware limited liability company (“WMS LLC”). The foregoing parties to this Agreement are each a “Party” and collectively, the “Parties.”

INTRODUCTION

1. Contemporaneous with signing this Agreement, WMS LLC, BPFH LLC and WMS Management LLC is entering into that certain Second Amended and Restated Limited Partnership Agreement of Westfield LP, dated the date hereof (the “Current Partnership Agreement”), which amends and restates that certain Amended and Restated Limited Partnership Agreement of Westfield LP, dated as of June 30, 2008 (the “2008 Partnership Agreement”).

2. Contemporaneous with signing this Agreement, William A. Muggia and Matthew W. Strobeck are lending to Westfield LP $3.0 million and $1.0 million, respectively, in accordance with the form of promissory note attached hereto as Exhibit E.

3. BPFH is the sole member, and owns beneficially and of record all of the outstanding limited liability company interests (the “BPFH LLC Interests”), of BPFH LLC.

4. BPFH LLC is a general partner, and owns beneficially and of record the BPFH General Partner Interest (as such term is defined in the Current Partnership Agreement) of Westfield LP (the “BPFH GP Interest”).

5. WMS LLC is a general partner, and owns beneficially and of record its General Partner Interest (as such term is defined in the Current Partnership Agreement) of Westfield LP.

6. BPFH LLC, WMS LLC and Westfield LP desire that Westfield LP redeem the entire BPFH GP Interest from BPFH LLC in exchange for payments pursuant to Section 736 of the Internal Revenue Code of 1986, as amended (the “Code”), as described in this Agreement and on the terms and conditions set forth in this Agreement (the “Redemption”) and that WMS LLC become the sole general partner of Westfield LP.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

TRANSACTIONS; CLOSING

1.1 Redemption. Upon and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Redemption and the other transactions contemplated by this Agreement to occur at the Closing shall be effected.

1.2 Redemption Consideration. The consideration to be paid by Westfield LP to BPFH LLC in exchange for the complete redemption of the BPFH GP Interest shall be as follows:

(a) $2.0 million paid by Westfield LP to BPFH LLC on the date of this Agreement via wire transfer of immediately available funds to the account and in accordance with the instructions set forth on Schedule I attached hereto. BPFH LLC will separately acknowledge receipt of the foregoing amount;

(b) $2.0 million to be paid by Westfield LP to BPFH LLC on or before October 31, 2009 via wire transfer of immediately available funds to the account and in accordance with the instructions set forth on Schedule I attached hereto. The amounts required to paid pursuant to Section 1.2(a) and this Section 1.2(b) are together the “Advanced Closing Date Payments” and shall be repaid by BPFH LLC to Westfield LP to the extent set forth in Section 6.2;

(c) $50.0 million in cash to be paid by Westfield LP to BPFH LLC at the Closing (the “Closing Date Payment”);

(d) At Westfield LP’s discretion, either (i) a promissory note to be issued by Westfield LP to BPFH LLC at the Closing in the original principal amount of $5.0 million as more fully described in Section 1.4(b)(v) below (the “Note”) or (ii) $4.5 million in cash to be paid by Westfield LP to BPFH LLC at the Closing; and

(e) For each calendar year (or relevant portion thereof) during the period commencing on the Closing Date (as defined below) and continuing through (x) the eighth anniversary of the Closing Date or (y) such later date as may be required to ensure payment of any Excess Share under the next sentence of this Section 1.2(e) or (z) such earlier date as of which no further Revenue Share is due pursuant to Section 1.2(e)(v) (the “Eight Year Term”), an amount equal to the greater of (1) 12.5% of the Gross Revenue (as defined below) of Westfield LP for such calendar year (or relevant portion thereof) and (2) $5,600,000 (pro rated for any relevant portion of such calendar year); provided, however, that in no event shall BPFH LLC be entitled to receive pursuant to this Section 1.2(e) for such calendar year (or relevant portion thereof) an amount that is greater than $11,625,000 (pro rated for any relevant portion of such calendar year) plus the amount of any Excess Share to be added to the amount payable to BPFH LLC pursuant to clause B of this Section 1.2(e) with respect to any prior year (or relevant portion thereof). Notwithstanding the foregoing, (A) in the event that the amount payable to BPFH LLC under this Section 1.2(e) for any calendar year (or relevant portion thereof) during which BPFH is, for any portion of such calendar year, subject to the United States Department of Treasury’s Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and clarified pursuant to 31 C.F.R. Part 30, a Regulation promulgated by the United States Department of Treasury (such legislation and regulations collectively, “TARP”) exceeds 49.9% of the amount of Net Income (as defined in the Current Partnership Agreement) of Westfield LP for such calendar year (pro rated for any relevant portion thereof) (any such excess amount under the “Excess Share”), the amount payable to BPFH LLC under this Section 1.2(e) for such calendar year (or relevant portion thereof) shall be reduced by the amount of such Excess Share and (B) the amount payable to BPFH LLC under this Section 1.2(e) in the next calendar year (or relevant portion thereof) shall be increased by the amount of any such Excess Share (but, for avoidance of doubt, shall only be paid to BPFH LLC in such year to the extent permitted under clause (A) hereof); provided, however, that if an Excess Share is carried forward to any calendar year (or relevant portion thereof) during which BPFH is not subject TARP for the entire calendar year, (I) the amount of such Excess Share that may be paid to BPFH LLC in such calendar year (or relevant portion thereof) shall be limited to an amount that does not exceed 100% of the Net Income (as defined in the Current Partnership Agreement) of Westfield LP for such calendar year (pro rated for any relevant portion thereof), and (II) any amount of such Excess Share not paid to BPFH LLC for such calendar year as a result of the limitation in clause (I) shall be treated as an Excess Share and shall carry forward and be paid to BPFH LLC in the succeeding calendar year (or relevant portion thereof) but shall only be paid to BPFH LLC to the extent permitted under clause (I) hereof. The Parties acknowledge and agree that the adjustments required by clauses (A), (B), (I) and (II) of this Section 1.2(e) are intended to ensure that, to the maximum extent possible, the aggregate payments to BPFH LLC under this Section 1.2(e) are the same as they would have been if clauses (A) and (B) were not contained in this Agreement and that in no event shall BPFH LLC receive a payment with respect to any calendar year (or portion thereof) during which BPFH is subject to TARP that exceeds 49.9% of the amount of Net Income of Westfield LP for such calendar year (pro rated for any relevant portion thereof) or a payment attributable to an Excess Share carryforward in any calendar year in which BPFH is not subject to TARP that exceeds 100% of the Net Income of Westfield LP for such calendar year (pro rated for any relevant portion thereof). “Gross Revenue” shall mean, subject to the provisions of Section 1.2(e)(iv), the gross revenue from operations of Westfield LP as determined for the applicable period in accordance with the accounting methods, treatments, principles and procedures used in the preparation of the financial statements for the calendar year ended December 31, 2008. The right of BPFH LLC to distributions set forth in this Section 1.2(e) is the “Revenue Share.”

(i) From and after the Closing Date, Westfield LP shall make cash distributions to BPFH LLC with respect to the Revenue Share on a quarterly basis as follows:

(A) Subject to Section 1.2(e)(iii), with respect to each calendar quarter during the Eight Year Term, based on the unaudited financial statements for such calendar quarter and all prior calendar quarters for such calendar year prepared in accordance with the Amended Partnership Agreement (as defined below), Westfield LP shall distribute to BPFH LLC an amount calculated by: (I) determining Westfield LP’s Gross Revenue and Net Income for the calendar year through the end of the relevant calendar quarter; (II) with respect to each calendar quarter other than each final calendar quarter of a calendar year during the Eight Year Term, annualizing such amounts; (III) determining the amount that would be distributable to BPFH LLC pursuant to this Section 1.2(e) (for avoidance of doubt, taking into account the limitations and adjustments required under clauses (A) and (B) or (I) and (II) of Section 1.2(e)) if such annualized or annual (as applicable) Gross Revenue and Net Income were the Gross Revenue and Net Income for the entire calendar year; (IV) multiplying such amount by a fraction the numerator of which is the number of calendar quarters of such calendar year that have elapsed and the denominator of which is four (4); (V) with respect to each calendar quarter other than each final calendar quarter of a calendar year, multiplying such amount by 90%; and (VI) subtracting the amount distributed to BPFH LLC pursuant to this Section 1.2(e) for all prior calendar quarters of such calendar year. Each such amount shall be distributed within twenty (20) days, or as soon thereafter as cash is available, after the end of each of the first three calendar quarters, but not later than sixty (60) days after the end of each of the first three calendar quarters of each calendar year within the Eight Year Term.

(B) After the end of each calendar year during the Eight Year Term, based on the audited financial statements prepared in accordance with the Amended Partnership Agreement, no later than one hundred twenty (120) days after the end of such calendar year, Westfield LP shall distribute to BPFH LLC the balance of any amounts distributable to BPFH LLC pursuant to this Section 1.2(e) for such calendar year.

(ii) In the event that the amount distributed to BPFH LLC pursuant to Section 1.2(e)(i)(A) for any calendar year exceeds the amount distributable to it for such calendar year pursuant to Section 1.2(e)(i)(A), BPFH LLC shall recontribute the excess to Westfield LP within 10 days after the receipt of written notice from Westfield LP of the amount of the excess distribution; provided, however, that if Westfield has provided a Pre-Payment Notice (as defined below) to BPFH LLC at any time during the Eight Year Term, BPFH LLC shall not be required to recontribute to Westfield LP pursuant to this Section 1.2(e)(ii) any amounts distributed to it in respect of the Revenue Share for the calendar year (or relevant portion thereof) during the Eight Year Term to which such Pre-Payment Notice applies to the extent that such amounts are less than the amount set forth in such Pre-Payment Notice. Notwithstanding the proviso in the immediately preceding sentence or any other provision in this Agreement, in the event that the cumulative amount paid to BPFH LLC pursuant to this Section 1.2(e) (including any amounts paid pursuant to Section 1.2(e)(v)) result in the NPV of the Aggregate Revenue Share (as defined below) being in excess of $62.0 million, BPFH LLC shall recontribute the excess to Westfield LP within 10 days after the receipt of written notice from Westfield LP of the amount of the excess distribution. In the event that the amount distributed to BPFH LLC pursuant to Section 1.2(e)(i)(A) for any calendar year is less than the amount distributable to it for such calendar year pursuant to Section 1.2(e)(i)(A), Westfield LP shall distribute the shortfall to BPFH LLC within ten (10) days after the determination of the amount of the shortfall distribution.

(iii) For the calendar quarter and the calendar year in which the Closing Date and the expiration of the Eight Year Term occur, respectively, the distributions to which BPFH LLC would have otherwise been entitled pursuant to this Section 1.2(e) shall be calculated on a pro rata basis based on the actual number of days in such calendar quarter or calendar year, as applicable, that are part of the Eight Year Term. Without limiting the generality of the foregoing, (A) the amounts calculated pursuant to Section 1.2(e)(i) shall be adjusted to reflect the actual number of days for the applicable calendar quarter and calendar year, that are part of the Eight Year Term, and (B) the determinations made pursuant to Section 1.2(e)(i)(A)(I) shall be made only for calendar quarters some or all which are within the Eight Year Term.

(iv) Notwithstanding any other provision of this Agreement, the Current Partnership Agreement or the Amended Partnership Agreement, (A) income from investments (including cash) and proceeds from a refinancing, Company Sale (as defined in the Amended Partnership Agreement), transfer of all or a portion of the assets or business of Westfield LP or other capital transaction shall not constitute Gross Revenue of Westfield LP for purposes of this Section 1.2(e) and (B) no refinancing, Company Sale or transfer of all or any portion of the assets or business of Westfield LP shall have the effect of reducing or increasing the amount resulting from the percentage of Gross Revenue receivable by BPFH LLC pursuant to this Section 1.2(e) during the Eight Year Term and provision shall be made in connection with any such event to ensure the continuation of the benefits of this Section 1.2(e) and Section 7.2 to BPFH LLC from any and all owners of any and all portion of the business currently conducted by Westfield LP. Upon the request of Westfield LP or BPFH LLC during the Eight Year Term, the Parties shall in good faith seek to agree upon the then fair value of the Revenue Share at which Westfield LP will redeem the Revenue Share from BPFH LLC.

(v) Notwithstanding the proviso in the first sentence of Section 1.2(e) but subject to the second sentence of Section 1.2(e), Westfield LP may, in its discretion and upon 10 days’ written notice to BPFH LLC (each, a “Pre-Payment Notice”), increase the amount distributed or to be distributed to BPFH LLC for any calendar year (or relevant portion thereof) during the Eight Year Term to an amount that is greater than the amount that would otherwise be due under this Section 1.2(e). Accordingly, notwithstanding any other provision of this Agreement, if payments made with respect to the Revenue Share (including any payments made pursuant to one or more Pre-Payment Notices) result in aggregate payments to BPFH LLC in respect of the Revenue Share with a total net present value as of the Closing Date, calculated as provided below (the “NPV of Aggregate Revenue Share”), equal to or in excess of $62.0 million, then no further amounts shall be due or payable to BPFH LLC under this Section 1.2(e). For these purposes the “net present value” of each payment to BPFH LLC with respect to the Revenue Share (including any payment pursuant to one or more Pre-Payment Notices) shall be (Rt)/(1 + i)t , where:

t - the time of each payment as measured in the number of years (including partial years) after the Closing Date;

i - the discount rate of 10% per annum; and

Rt - each Revenue Share payment;

and the NPV of Aggregate Revenue Share shall be the sum of all such net present values

1.3 Tax Matters.

(a) Partner Status. The Parties acknowledge and agree that solely for federal and state income tax purposes, BPFH LLC shall be considered a partner of Westfield LP until it has received the last payment to which it is entitled pursuant to Section 1.2(e) and shall not be treated as a partner for any other purpose or any other period.

(b) Treatment of Payments. The Parties acknowledge and agree that amounts paid or distributed (or deemed paid or distributed pursuant to Section 752 of the Code) to BPFH LLC as a result of the transactions that are the subject of this Agreement shall be treated as follows for federal income tax purposes:

(i) Amounts distributed pursuant to Section 1.2(e) shall be treated as a distributive share of Westfield LP’s income pursuant to Section 736(a)(1) of the Code; provided, however, that for any Fiscal Year (or applicable portion thereof) in which the amount distributable pursuant to such section exceeds the Net Income of Westfield LP for such year, to the extent appropriate, such excess shall be treated as a “guaranteed payment” pursuant to Section 736(a)(2) of the Code, as determined under Treasury Regulations Section 1.707-1(c); and

(ii) Amounts paid or payable to BPFH LLC pursuant to Sections 1.2(a) through (d) and pursuant to the Note plus any amount deemed distributed to BPFH LLC pursuant to Section 752(b) of the Code as a result of a decrease in its share of Westfield LP’s liabilities shall be treated as a combination of (A) “guaranteed payments” pursuant to Section 736(a)(2) of the Code and (B) payments made in exchange for BPFH LLC’s interest in the property of Westfield LP pursuant to Section 736(b) of the Code. For this purpose, the Parties agree that as of the Closing Date, BPFH LLC’s interest in the assets of Westfield LP (and thus the amount of payments and deemed payments treated as payments under Section 736(b) of the Code) shall equal the sum of (X) the amount that BPFH LLC would be distributed under the Current Partnership Agreement if Westfield LP sold all of its assets at their fair market values, paid its liabilities and liquidated and (Y) BPFH LLC’s allocable share of Westfield LP’s liabilities as determined pursuant to Section 752 of the Code. The Parties further agree that the fair market value of each asset of Westfield LP on the Closing Date shall equal such asset’s adjusted basis for federal income tax purposes on such date. All other amounts described in this paragraph shall be considered to be “guaranteed payments” pursuant to Section 736(a)(2) of the Code. In accordance with Treasury Regulation Section 1.736-1(b)(5)(iii), the Parties agree that any amounts paid to BPFH LLC that are described in this paragraph (ii) shall be treated first, as payments described in Section 736(b) of the Code to the extent of the amount allocated to such payment pursuant to this paragraph (ii), and then as payments described in Section 736(a)(2) of the Code. With respect to any payments to be made to BPFH LLC pursuant to the Note, the Parties agree that no more than $4.5 million shall be treated as a guaranteed payment that has accrued as of or prior to the Closing Date.

(c) Allocations of Net Income and Net Loss. For each calendar year or portion thereof during the Eight Year Term, except as may be required by law, BPFH LLC shall only be allocated an amount of Net Income (as defined in the Amended Partnership Agreement) (or any items thereof) from Westfield LP equal to the amount distributable to it pursuant to Section 1.2(e) for such period and shall not be allocated any share of Westfield LP’s Net Loss (as defined in the Amended Partnership Agreement) or items thereof.

(d) Westfield LP shall adjust the Capital Accounts of its Partners (as such terms are defined in the Current Partnership Agreement) pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) in connection with the Redemption. The Parties agree that as a result of such adjustment, the Capital Account balance of BPFH LLC shall equal the sum of (A) amounts distributable to it pursuant to Schedule III hereof for the Short Year (as defined in such Schedule III) and (B) the amount of payments, if any, to be made to BPFH LLC after the Closing that are characterized as payments under Section 736(b) of the Code pursuant to Section 1.3(b)(ii) hereof; and shall not exceed 49.9% of the Capital Accounts of the Partners, as so adjusted. Within thirty days following the end of the 2009 calendar year (or as soon thereafter as reasonably practicable), WMS LLC shall prepare, or cause to be prepared, and shall deliver to BPFH LLC a schedule setting forth the Partners’ respective Capital Account balances as of the Closing.

1.4 The Closing.

(a) Time and Location. If this Agreement has not been earlier terminated in accordance with Section 6.1, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 10:00 a.m., local time, on Tuesday, December 1, 2009 (or such earlier date after the date hereof as determined by Westfield LP), or if on such date, all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by the applicable Parties, then on such mutually agreeable later date as soon as practicable after (but in no event more than three business days after) the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived by the applicable Parties (the “Closing Date”). The Parties agree that the transactions contemplated by this Agreement shall be deemed to occur immediately upon the close of business on the day immediately prior to the Closing Date, and such day shall also be the date for purposes of maintaining Westfield LP’s capital accounts, and for federal, state and local income tax purposes. The Parties contemplate that they will execute a considerable number of documents required to be delivered at the Closing prior to the Closing Date but none of such documents shall be deemed to be delivered until the Closing Date, and each of such documents shall be effective only upon the Closing and shall be null and void automatically upon the termination of this Agreement in accordance with Section 6.1.

(b) Actions at the Closing. At the Closing:

(i) The post-Closing operating covenants set forth in Schedule II attached hereto shall be effective in accordance with their terms;

(ii) Westfield LP shall be obligated to make distributions to BPFH LLC and WMS Management LLC in accordance with Schedule III attached hereto.

(iii) The entire BPFH GP Interest shall be redeemed by Westfield LP and as such, BPFH LLC shall no longer be the beneficial or record owner of the BPFH GP Interest and shall be released from its obligations related thereto by execution and delivery to BPFH LLC at the Closing of a Release in the form of Exhibit D attached hereto. BPFH LLC hereby irrevocably constitutes and appoints Wilmer Cutler Pickering Hale and Dorr LLP to reflect the redemption of the BPFH GP Interest on the books of Westfield LP at the Closing, with full power of substitution in the premises.

(iv) Westfield LP shall pay to BPFH LLC the Closing Date Payment via wire transfer of immediately available funds to the account and in accordance with the instructions set forth on Schedule I attached hereto (or such other account designated in writing by BPFH LLC at least five (5) business days prior to the Closing Date).

(v) Westfield LP shall, in its discretion, either (x) pay to BPFH LLC $4.5 million via wire transfer of immediately available funds to the account and in accordance with the instructions set forth on Schedule I attached hereto (or such other account designated in writing by BPFH LLC at least five (5) business days prior to the Closing Date) or (y) issue the Note to BPFH LLC in the form attached hereto as Exhibit A, with such changes in form as noted therein.

(vi) BPFH LLC shall become entitled to the Revenue Share in accordance with Section 1.2(e) of this Agreement.

(vii) Westfield LP and BPFH LLC shall execute and deliver a subordination agreement with the lender(s) providing the financing to Westfield LP in satisfaction of the condition precedent to the Closing set forth in Section 5.1(e) in order to implement the subordination of the Note which subordination agreement shall be in such form and have such terms and conditions as are mutually acceptable to the parties thereto and in any event shall be on commercially reasonable terms customary for a short-term seller financing transaction of this type.

(viii) BPFH LLC and WMS LLC shall execute and deliver to the other Parties the Third Amended and Restated Limited Partnership Agreement of Westfield LP, in the form attached hereto as Exhibit B (the “Amended Partnership Agreement”).

(ix) BPFH and BPFH LLC shall deliver (or cause to be delivered) to Westfield LP the various certificates, instruments and documents required to be delivered under Section 5.1.

(x) Westfield LP and WMS LLC shall deliver (or cause to be delivered) to BPFH the various certificates, instruments and documents required to be delivered under Section 5.2.

(xi) BPFH shall deliver (or cause to be delivered) to Westfield LP certificates of good standing in Delaware for BPFH LLC and in The Commonwealth of Massachusetts for each of BPFH and BPFH LLC, each dated as of a date not earlier than ten (10) days prior to the Closing Date.

(xii) Westfield LP shall deliver (or cause to be delivered) to BPFH certificates of good standing in Delaware for each of Westfield LP and WMS LLC and in The Commonwealth of Massachusetts for each of Westfield LP and WMS LLC, each dated as of a date not earlier than ten (10) days prior to the Closing Date.

(xiii) BPFH LLC and WMS LLC and Westfield LP shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BPFH AND BPFH LLC

BPFH and BPFH LLC jointly and severally represent and warrant to Westfield LP and WMS LLC that the statements contained in this Article II are true and correct as of the date of this Agreement and, pursuant to Section 5.1(a), shall be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such date).

2.1 Organization and Qualification.

(a) BPFH LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign organization in The Commonwealth of Massachusetts.

(b) BPFH is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.

2.2 Ownership of Interests.

(a) BPFH owns beneficially and of record all of the BPFH LLC Interests, which are so owned free and clear of (i) all Liens (as defined below) (other than transfer restrictions under the limited liability company agreement of BPFH LLC), and (ii) agreements in respect of, or limitations on, BPFH’s voting rights. The BPFH LLC Interests are duly authorized, validly issued and free of preemptive rights. For purposes of this Agreement, “Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance of any nature other than transfer restrictions under applicable securities laws.

(b) BPFH LLC owns beneficially and of record the BPFH GP Interest free and clear of (i) all Liens (other than transfer restrictions under the Current Partnership Agreement), and (ii) agreements in respect of, or limitations on, voting (other than as set forth in the Current Partnership Agreement). At the Closing, BPFH will convey to Westfield LP, via the Redemption, good title to the BPFH GP Interest, free and clear of (i) all Liens (other than transfer restrictions under the Amended Partnership Agreement), and (ii) agreements in respect of, or limitations on, voting (other than as set forth in the Amended Partnership Agreement).

2.3 Power, Authority and Enforceability.

(a) Each of BPFH and BPFH LLC has all requisite entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by BPFH and BPFH LLC and the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary entity action on their part. This Agreement has been duly and validly executed and delivered by BPFH and BPFH LLC and, assuming this Agreement constitutes a valid and binding obligation of Westfield LP, constitutes valid and binding obligations of BPFH and BPFH LLC, enforceable against BPFH and BPFH LLC in accordance with its terms, except as enforcement hereof may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, fraudulent transfer, reorganization, remediation and similar laws affecting creditors’ rights and remediation generally.

(b) BPFH LLC has all requisite limited liability company power and authority to execute and deliver the Current Partnership Agreement and the Amended Partnership Agreement and to perform its obligations thereunder. The execution and delivery of the Current Partnership Agreement and the Amended Partnership Agreement by BPFH LLC in accordance with this Agreement and the performance by it of its obligations thereunder have been duly and validly authorized by all necessary limited liability company action on its part. The Current Partnership Agreement was duly and validly executed and delivered by BPFH LLC and, assuming the Current Partnership Agreement constitutes valid and binding obligations of the other parties thereto, constitutes a valid and binding obligation of BPFH LLC, enforceable against BPFH LLC in accordance with its terms, except as enforcement thereof may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, fraudulent transfer, reorganization, remediation and similar laws affecting creditors’ rights and remediation generally. When executed and delivered by BPFH LLC at the Closing in accordance with this Agreement, the Amended Partnership Agreement shall be duly and validly executed and delivered by BPFH LLC and, assuming the Amended Partnership Agreement constitutes valid and binding obligations of the other parties thereto, shall constitute a valid and binding obligation of BPFH LLC, enforceable against BPFH LLC in accordance with its terms, except as enforcement thereof may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, fraudulent transfer, reorganization, remediation and similar laws affecting creditors’ rights and remediation generally.

2.4 Noncontravention. The execution and delivery of this Agreement by BPFH and BPFH LLC does not, and the consummation by BPFH and BPFH LLC of the transactions contemplated by this Agreement shall not, conflict with, or result in any violation, breach or termination of, (i) any provision of their respective organizational documents or (ii) any Applicable Law (as defined below) applicable to BPFH or BPFH LLC. Neither BPFH nor BPFH LLC is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any Governmental Entity (as defined below) which would prevent the execution or delivery by either BPFH or BPFH LLC of, or the performance by BPFH or BPFH LLC of their respective obligations under, this Agreement. “Applicable Law” means applicable federal or state securities laws or any other applicable material domestic or foreign federal, state or local statute, law, ordinance, principle of common law, code, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including those of any Governmental Entity).

2.5 Government Approval. Subject to filings that are not required to be made until after the Closing, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or office of the foregoing (a “Governmental Entity”) is required by or with respect to either BPFH or BPFH LLC in connection with the execution and delivery of this Agreement by either BPFH or BPFH LLC, or the consummation by BPFH and BPFH LLC of the transactions contemplated by this Agreement.

2.6 Broker’s Fees. Neither Westfield LP nor WMS LLC is obligated to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission to any agent, broker, investment banker, financial advisor or other firm or person in connection with any of the transactions contemplated by this Agreement as a result of any action, agreement or commitment of BPFH or BPFH LLC or any of their respective Affiliates (other than WMS LLC or Westfield LP) in connection with any of the transactions contemplated by this Agreement. “Affiliate” means any person controlling, controlled by or under common control with the relevant person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WESTFIELD LP

Westfield LP and WMS LLC jointly and severally represent and warrant to BPFH and BPFH LLC that the statements contained in this Article III are true and correct as of the date of this Agreement and, pursuant to Section 5.2(a), as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such date).

3.1 Organization.

(a) Westfield LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign organization in The Commonwealth of Massachusetts.

(b) WMS LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign organization in The Commonwealth of Massachusetts.

3.2 Power, Authority and Enforceability.

(a) Westfield LP has all requisite limited partnership power and authority to execute and deliver this Agreement and the Note and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Westfield LP and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited partnership action on its part. This Agreement has been duly and validly executed and delivered by Westfield LP and, assuming this Agreement constitutes the valid and binding agreement of BPFH and BPFH LLC, constitutes a valid and binding obligation of Westfield LP, enforceable against Westfield LP in accordance with its terms, except as enforcement hereof may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, fraudulent transfer, reorganization, remediation and similar laws affecting creditors’ rights and remediation generally.

(b) WMS LLC has all requisite limited liability company power and authority to execute and deliver the Current Partnership Agreement and the Amended Partnership Agreement

and to perform its obligations thereunder. The execution and delivery of the Current Partnership Agreement and the Amended Partnership Agreement by WMS LLC in accordance with this Agreement and the performance by it of its obligations thereunder have been duly and validly authorized by all necessary limited liability company action on its part. The Current Partnership Agreement was duly and validly executed and delivered by WMS LLC and, assuming the Current Partnership Agreement constitutes a valid and binding obligation of the other parties thereto, constitutes a valid and binding obligation of WMS LLC, enforceable against WMS LLC in accordance with its terms, except as enforcement thereof may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, fraudulent transfer, reorganization, remediation and similar laws affecting creditors’ rights and remediation generally. When executed and delivered by WMS LLC at the Closing in accordance with this Agreement, the Amended Partnership Agreement shall be duly and validly executed and delivered by WMS LLC and, assuming the Amended Partnership Agreement constitutes a valid and binding obligation of the other parties thereto, shall constitute a valid and binding obligation of WMS LLC, enforceable against WMS LLC in accordance with its terms, except as enforcement thereof may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, fraudulent transfer, reorganization, remediation and similar laws affecting creditors’ rights and remediation generally.

(c) The issuance, sale and delivery of the Note by Westfield LP in accordance with this Agreement and the performance by it of its obligations thereunder have been duly authorized by all necessary limited partnership action on its part. When executed and delivered by Westfield LP at the Closing in accordance with this Agreement, the Note shall be duly and validly executed and delivered by Westfield LP and shall constitute a valid and binding obligation of Westfield LP, enforceable against Westfield LP in accordance with its terms, except as enforcement thereof may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, fraudulent transfer, reorganization, remediation and similar laws affecting creditors’ rights and remediation generally.

3.3 Noncontravention. The execution and delivery of this Agreement by Westfield LP and WMS LLC does not, and the consummation by Westfield LP and WMS LLC of the transactions contemplated by this Agreement shall not, conflict with, or result in any violation, breach or termination of, (i) any provision of the Current Partnership Agreement or the Certificate of Limited Partnership of Westfield LP, (ii) any Applicable Law applicable to Westfield LP or (iii) subject to obtaining consents as contemplated by Section 4.1(c), any investment management, advisory or sub-advisory contract between Westfield LP and any of its clients. Neither Westfield LP nor WMS LLC is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any Governmental Entity which would prevent the execution or delivery by Westfield LP or WMS LLC of, or the performance by Westfield LP or WMS LLC of their respective obligations under, this Agreement.

3.4 Government Approval. Subject to filings that are not required to be made until after the Closing, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Westfield LP in connection with the execution and delivery of this Agreement by Westfield LP or the consummation by Westfield LP of the transactions contemplated by this Agreement.

3.5 Broker’s Fees. Neither BPFH nor BPFH LLC is obligated to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission to any agent, broker, investment banker, financial advisor or other firm or person in connection with any of the transactions contemplated by this Agreement as a result of any action, agreement or commitment of Westfield LP or WMS LLC or any of their respective Affiliates (other than BPFH or BPFH LLC) in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Efforts; Consents.

(a) During the period from the date of this Agreement to and including the Closing (or such earlier date as this Agreement may be terminated in accordance with Section 6.1), each Party shall use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing or causing to be done, all things necessary, proper or advisable for such Party to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders, and make any notices required to be obtained or made by such Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required with respect to such Party under any Applicable Law, and (iv) execute or deliver any additional instruments necessary for such Party to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Parties shall cooperate with each other in connection with the making of all such filings and obtaining such consents, licenses, permits, waivers, approvals, authorization and orders, including providing copies of all such documents to the non-filing or non-obtaining Party and its advisors prior to filing or use and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) During the period from the date of this Agreement to and including the Closing (or such earlier date as this Agreement may be terminated in accordance with Section 6.1), Westfield LP shall use commercially reasonable efforts to raise $35.0 million in proceeds from one or more financings through its issuance of debt or, in Westfield LP’s sole and absolute discretion, equity, in order to enable Westfield LP to make the Closing Date Payment at the Closing. For avoidance of doubt, the Parties agree that the obligation of Westfield LP to use commercially reasonable efforts in the immediately preceding sentence shall not require Westfield LP to agree to issue debt other than on commercially reasonable terms.

(c) As soon as reasonably practicable after the date hereof, Westfield LP shall,

(i) with respect to Westfield Life Sciences Fund Limited Partnership, Westfield Life Sciences Fund II Limited Partnership and Westfield MicroCap Fund Limited Partnership, (A) cause Westfield Partners, L.L.C. to consent to the “assignment” (as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and interpreted thereunder) of the investment advisory agreement between Westfield LP and each such Westfield fund, and (B) send a written notice to the investors in such Westfield funds informing such investors of the transactions contemplated by this Agreement;

(ii) with respect to Westfield Life Sciences Fund (Caymans), Inc., (A) request from such Westfield fund’s board of directors the affirmative written consent to the “assignment” of the investment advisory agreement between Westfield LP and such Westfield fund, and (B) send a written notice to the investors in such Westfield fund informing such investors of the transactions contemplated by this Agreement; provided, however, that to the extent written consent to the “assignment” referred to in this clause (ii) is not obtained within thirty (30) days after delivery of the notice with respect thereto, Westfield LP shall send a second notice again informing such Westfield fund’s board of directors of the transactions contemplated by this Agreement and again requesting the affirmative written consent to such “assignment” of their respective advisory agreements but stating that such consent shall be deemed to have been given within a reasonable period of time after the date of such second notice (subject to the board of director’s right to terminate the advisory agreement in accordance with its terms) unless such Westfield fund’s board of directors affirmatively objects in a written instrument delivered prior to the Closing;

(iii) with respect to any person (other than the funds described in (i) and (ii) above and Mutual Funds as defined below)) to whom Westfield LP serves as an investment adviser or subadviser (each, a “Separate Account Client”), (1) send a notice informing such Separate Account Clients of the transactions contemplated by this Agreement and requesting the affirmative written consent to the “assignment” of their respective advisory agreements, (2) to the extent such written consent is not received by Westfield LP from a Separate Account Client within thirty (30) days after delivery of the notice with respect thereto, send a second notice again informing each such Separate Account Client of the transactions contemplated by this Agreement and again requesting affirmative written consent to the “assignment” of their respective advisory agreements but stating that their consent will be deemed to have been given within a reasonable period of time after the date of such second notice (subject to their right to terminate their advisory agreements in accordance with their respective terms) unless the Separate Account Client affirmatively objects in a written instrument delivered prior to the Closing.

In addition, the Parties recognize that the transactions contemplated by this Agreement may constitute an “assignment” and, if they were to constitute an “assignment,” result in the termination of the investment advisory/subadvisory agreement between each registered open-end investment company (each, a “Mutual Fund”) and Westfield LP, under the terms thereof and the Investment Company Act of 1940, as amended (the “1940 Act”). Westfield LP shall use commercially reasonable efforts to obtain, as soon as reasonably practicable after the date hereof, such authorizations and approvals of the board of trustees of each Mutual Fund (including separate approval of disinterested trustees), as may be required by the 1940 Act (or an exemptive order with respect thereto), to obtain a new investment advisory agreement between such Mutual Fund and Westfield LP, effective at the Closing.

The inclusion of this Section 4.1(c) and any actions taken or not taken pursuant hereto shall not be construed to be an admission or acknowledgment by any Party that the transactions contemplated by this Agreement constitute an “assignment” (within the meanings of either the 1940 Act or the Advisers Act, and the rules thereunder and the interpretations thereof).

4.2 Disclosure Generally.

(a) From time to time commencing on the date of this Agreement and until the Closing Date (or such earlier date as this Agreement may be terminated in accordance with Section 6.1), BPFH shall deliver to Westfield LP written notice of any event or development that would (i) render any statement, representation or warranty of BPFH or BPFH LLC, as the case may be, in this Agreement inaccurate or incomplete in any respect or (ii) constitute or result in a breach by BPFH or BFPH LLC, as the case may be, or a failure by BPFH or BPFH LLC, as the case may be, to comply with, any agreement or covenant in this Agreement applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

(b) From time to time commencing on the date of this Agreement and until the Closing Date (or such earlier date as this Agreement may be terminated in accordance with Section 6.1), Westfield LP shall deliver to BPFH written notice of any event or development that would (i) render any statement, representation or warranty of Westfield LP in this Agreement inaccurate or incomplete in any respect or (ii) constitute or result in a breach by Westfield LP or a failure by Westfield LP to comply with, any agreement or covenant in this Agreement applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

(c) From time to time commencing on the date of this Agreement and until the Closing Date (or such earlier date as this Agreement may be terminated in accordance with Section 6.1), Westfield LP shall deliver to BPFH copies of any material term sheet and any formal offer from a third party in connection with any financing the proceeds of which could be used by Westfield LP to make any portion of the Closing Date Payment at the Closing and, upon the reasonable request of BPFH, will provide updates with respect to the status and terms of any negotiations with respect to any such financing efforts.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Westfield LP and WMS LLC. The obligation of Westfield LP and WMS LLC to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Westfield LP) of the following conditions (in addition to Westfield LP’s right to terminate this Agreement as provided in Section 6.1 of this Agreement):

(a) The representations and warranties of BPFH and BPFH LLC set forth in Article II shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) for changes contemplated by this Agreement).

(b) Each of BPFH and BPFH LLC shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing.

(c) BPFH shall have delivered to Westfield LP a certificate to the effect that each of the conditions specified in clauses (a), (b) and (g) of this Section 5.1 is satisfied in all respects.

(d) BPFH shall have delivered (or caused to be delivered) all items required under Section 1.4(b) to be received by Westfield LP.

(e) Westfield LP shall have received $35.0 million in proceeds from one or more financings, whether through its issuance of debt and/or equity, in order to enable Westfield LP to make the Closing Date Payment at the Closing.

(f) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any notice, order, executive order, stay, decree, judgment, advisory opinion or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of either (i) making illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement or (ii) to the effect that BPFH LLC and/or BPFH are to be treated as “under common control” with Westfield LP for purposes of Section 414(c) of the Code determined by substituting “50%” for “80%” for purposes of determining all ownership thresholds under the applicable Treasury Regulations after giving effect to the transactions contemplated by this Agreement.

(g) There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to prevent consummation of the transactions contemplated by, or the performance by the Parties of their respective obligations under, this Agreement or (ii) seeking to cause the transactions contemplated by, or the performance by the Parties of their respective obligations under, this Agreement to be rescinded following consummation.

(h) BPFH shall have delivered (or caused to be delivered) such certified organizational documents and certificates as to the incumbency of officers and/or managers and the adoption of authorizing resolutions as Westfield LP shall reasonably request in connection with the Closing.

5.2 Conditions to Obligations of BPFH and BPFH LLC. The obligation of each of BPFH and BPFH LLC to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by BPFH) of the following conditions (in addition to BPFH’s right, as the case may be, to terminate this Agreement as provided in Section 6.1 of this Agreement):

(a) The representations and warranties of Westfield LP and WMS LLC set forth in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) for changes contemplated by this Agreement).

(b) Each of Westfield LP and WMS LLC shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Each of Westfield LP and WMS LLC shall have delivered to BPFH a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied in all respects.

(d) Each of Westfield LP and WMS LLC shall have delivered (or caused to be delivered) all items required under Section 1.4(b) to be received by BPFH.

(e) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any notice, order, executive order, stay, decree, judgment, advisory opinion or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of either (i) making illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement or (ii) to the effect that BPFH LLC and/or BPFH are to be treated as “under common control” with Westfield LP for purposes of Section 414(c) of the Code determined by substituting “50%” for “80%” for purposes of determining all ownership thresholds under the applicable Treasury Regulations after giving effect to the transactions contemplated by this Agreement.

(f) There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to prevent consummation of the transactions contemplated by, or the performance by the Parties of their respective obligations under, this Agreement or (ii) seeking to cause the transactions contemplated by, or the performance by the Parties of their respective obligations under, this Agreement to be rescinded following consummation.

(g) Westfield LP shall have in effect with each of William A. Muggia and Matthew Strobeck the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement entered into contemporaneously with the 2008 Partnership Agreement that is valid, binding and enforceable in accordance with its terms against all parties to such agreements, except as enforcement thereof may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, fraudulent transfer, reorganization, remediation and similar laws affecting creditors’ rights and remediation generally.

(h) Westfield LP shall have delivered (or caused to be delivered) such certified organizational documents and certificates as to the incumbency of officers and/or managers and the adoption of authorizing resolutions as BPFH shall reasonably request in connection with the Closing.

ARTICLE VI

TERMINATION

6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) BPFH and Westfield LP may terminate this Agreement by mutual written consent;

(b) Either BPFH or Westfield LP may terminate this Agreement if the transactions contemplated by this Agreement shall not have been consummated by the close of business on December 31, 2009 (the “Outside Date”);

(c) BPFH may terminate this Agreement by giving written notice to the other Parties if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Westfield LP or WMS LLC set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 5.2(a) or 5.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by Westfield LP or WMS LLC, as applicable, of written notice of such breach or failure to perform from BPFH; or

(d) Westfield LP may terminate this Agreement by giving written notice to the other Parties if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of BPFH or BPFH LLC set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 5.1(a) or 5.1(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by BPFH and BPFH LLC of written notice of such breach or failure to perform from Westfield LP.

6.2 Effect of Termination. If a Party or the Parties terminate(s) this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party under this Agreement, provided that (a) any such termination shall not relieve any Party from liability for any willful breach of this Agreement and (b) the provisions of this Section 6.2, Section 7.1, and Article VIII shall remain in full force and effect and survive any termination of this Agreement in accordance with their terms. Notwithstanding the foregoing or anything else in this Agreement, in the Current Partnership Agreement or otherwise, (X) if this Agreement is terminated (i) by Westfield LP or BPFH pursuant to Section 6.1(b) and a failure of the condition precedent to the Closing set forth in Section 5.1(e) occurred because Westfield LP, satisfied its covenant in Section 4.1(b) and was offered financing on commercially reasonable terms but through its actions or inactions declined such financing or (ii) by BPFH pursuant to Section 6.1(c), then BPFH LLC shall be entitled to retain the Advanced Closing Date Payments actually paid by Westfield LP to BPFH LLC and such amounts shall, on a dollar-for-dollar basis, reduce the allocations and distributions to WMS Management LLC and correspondingly increase the allocations and distributions to BPFH LLC under the Current Partnership Agreement in accordance with Schedule III attached hereto, and (Y) in all other instances, if a Party or the Parties terminate(s) this Agreement pursuant to Section 6.1, BPFH LLC shall immediately be liable to Westfield LP for the amount of the Advanced Closing Date

Payments actually paid by Westfield LP to BPFH LLC, and Westfield LP shall, in its sole and absolute discretion, be entitled to deduct such amount as an offset from any amounts that Westfield LP owes or is required to pay to BPFH LLC under the Current Partnership Agreement or otherwise to the extent not otherwise paid by BPFH LLC to Westfield LP.

ARTICLE VII

POST-CLOSING COVENANTS

7.1 Confidentiality. Each of the Parties shall hold, and shall use reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) concerning the other furnished to it by another Party or the other Party’s representatives at any time prior to the Closing Date (except to the extent that such information is or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of the terms of this Section 7.1) and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law; provided, however, that in the case of disclosure compelled by judicial or administrative process, the disclosing Party shall, to the extent not prohibited under Applicable Law, notify the nondisclosing Party promptly of the request or requirement so that the non-disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1.

7.2 No Amendments of Certain Agreements. During the Eight-Year Term, Westfield LP shall not, and WMS LLC shall not and shall not permit Westfield LP to, directly or indirectly, including in each case, as may be applicable, by means of amendment, merger, reclassification, consolidation or otherwise amend any term of, or release William A. Muggia or Matthew Strobeck from, his non-competition and non-solicitation obligations under the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreements that satisfied the condition in Section 5.2(g) of this Agreement.

7.3 Further Assurances. At any time and from time to time after the Closing, as and when requested by any Party hereto, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Westfield LP and WMS LLC each agrees to provide the documents and information set forth on Schedule IV attached hereto and to cooperate with BPFH in connection therewith as reasonably requested by BPFH and its officers and directors, but in each case only to the extent required under Applicable Law as a result of the affiliation of Westfield LP and BPFH prior to the Closing.

ARTICLE VIII

MISCELLANEOUS

8.1 Press Releases and Announcements. Other than the form of press release attached as Exhibit C hereto, no Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or stock market rule (in which case the disclosing Party shall advise the other Parties and the other Parties shall have the right and reasonable opportunity to review such press release or announcement prior to its publication); and provided, further, that Westfield LP may make any accurate disclosures to its clients and fund investors and prospective clients and fund investors and to any potential investor in or lender to Westfield LP, WMS LLC or WMS Management LLC. Further, no Party shall seek (and each Party shall cause its Affiliates not to seek) any interpretive guidance of, or any advisory opinion from, any Governmental Entity relating to the subject matter of this Agreement, without the prior written approval of the other Party; provided, however, that any Party may seek any interpretive guidance of, or any advisory opinion from, any Governmental Entity it believes in good faith is required to prevent violation of Applicable Law or stock market rule (in which case the requesting Party shall advise the other Parties and the other Parties shall have the right and reasonable opportunity to review such request prior to its submission).

8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

8.3 Survival of Representations, Warranties and Covenants. All representations and warranties of the Parties and covenants and other agreements to be performed at Closing contained in this Agreement shall survive the Closing Date.

8.4 Limitations. Notwithstanding any other provision of this Agreement, upon the Closing, the Parties hereby expressly waive and forego any right to recover consequential, indirect, punitive, exemplary or similar damages (including lost profits, lost revenues, cost of capital or loss of business opportunity) in any claim, arbitration, lawsuit, litigation or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby. In no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

8.5 Action to be Taken by Affiliates. The Parties shall cause their respective controlled Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

8.6 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof. This Agreement supersedes any prior understandings, agreements, or representations by or among any of the Parties and their respective Affiliates, whether written or oral, with respect to the subject matter hereof.

8.7 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

8.8 Counterparts, Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile.

8.9 Headings. The section headings, table of contents and table of defined terms contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10 Notice. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one (1) business day after it is sent by (a) a reputable courier service guaranteeing delivery within one (1) business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by reputable courier service guaranteeing delivery within one (1) business day or by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to BPFH or BPFH LLC:	Boston Private Financial Holdings, Inc. Ten Post Office Square Boston, MA 02109 Attention: Timothy L. Vaill

Copy to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Attention: Richard E. Floor, Esq.

If to Westfield LP or WMS LLC:	Westfield Capital Management Company, L.P. One Financial Center Boston, MA 02111 Attention: William A. Muggia

Copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Leonard A. Pierce, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. A Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of The Commonwealth of Massachusetts.

8.12 Amendments and Waivers. The Parties may amend or waive any provision of this Agreement at any time, provided that no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provisions with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.14 Expenses. Except as otherwise provided to the contrary in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the transactions contemplated hereby are consummated; provided, however, that BPFH shall, irrespective of whether the Closing occurs, pay Westfield LP’s expenses actually incurred relating to TARP-related advice and the related structuring of the redemption transaction contemplated by this Agreement through August 31, 2009 (including, but not limited to, reasonable fees and expenses of Westfield LP’s counsel and accountants). Westfield LP shall deduct the amount of such expenses as an offset from amounts payable by the Parties, including the Closing Date Payment and/or payments pursuant to Schedule III attached hereto or, if the Closing does not occur, the Current Partnership Agreement. For the avoidance of doubt, the Parties agree that WMS Management LLC shall bear all other expenses of Westfield LP related to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Westfield LP’s counsel and accountants) in accordance with Schedule III attached hereto.

8.15 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that, except as otherwise specifically set forth herein, the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

8.16 Submission to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of any federal court sitting in Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.10. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.17 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.18 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to “$” or “Dollars” or “US$” refer to currency of the United States of America. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa and the term “person” in this Agreement shall include natural persons and entities. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date on which this Agreement is entered into, as set forth in the first paragraph of this Agreement. The term “business day” means any day on which banks in Boston, Massachusetts are required or permitted by law to open for the transaction of banking business.

8.19 Incorporation of Exhibits, Schedule and Certificates. Schedules I through V, Exhibits A through E and the certificates identified in Sections 5.1(c) and 5.2(c) of this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Redemption Agreement on the date first written above.

WESTFIELD CAPITAL MANAGEMENT COMPANY, L.P.

By:	WMS General Partner LLC

Its:	General Partner

	By:	/s/ William A. Muggia

	Name:	William A. Muggia

	Title:	Chief Executive Officer

WMS GENERAL PARTNER LLC

By:	/s/ William A. Muggia

Name:	William A. Muggia

Title:	Chief Executive Officer

BPFH MANAGER, L.L.C.

By:	Boston Private Financial Holdings, Inc.

Its:	Manager

	By:	/s/ Walter M. Pressey

	Name:	Walter M. Pressey

	Title:	President and Vice Chairman

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Walter M. Pressey

Name:	Walter M. Pressey

Title:	President and Vice Chairman